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                                                                    EXHIBIT 99.1



FINANCIAL CONTACT: JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283

                            GENESCO REAFFIRMS COMFORT
                      WITH SECOND QUARTER EARNINGS GUIDANCE

NASHVILLE, Tenn., August 5, 2004 - Genesco Inc. (NYSE: GCO) announced today that it remains comfortable with its previously announced earnings expectations for the second quarter ended July 31, 2004. Hal N. Pennington, President and Chief Executive Officer of the Company, is expected to include this announcement in a presentation at the WSA Shoe Show in Las Vegas, Nevada, beginning at 7:30 a.m. Pacific Time on August 5, 2004. The presentation will be accessible live on the internet through the Company's web page, www.genesco.com.

         Statements about the Company's earnings expectations for the second quarter ended July 31, 2004, are forward-looking statements, subject to risks and uncertainties. They reflect beliefs and expectations of the Company's management as of the time they are made. Actual results could turn out to be materially different than current expectations because of factors including unexpected adjustments occurring during the process of closing the Company's books for the quarter and the occurrence of certain subsequent events that would be required to be reflected in the quarterly results pursuant to generally accepted accounting principles.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,500 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Cap Connection and Head Quarters, and on internet websites www.journeys.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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